Filed Under Rule 433, Registration Statement No. 333-156929
Term Sheet Number 292 Dated November 09, 2009
(To: Prospectus Dated January 23, 2009, as supplemented by Prospectus Supplement Dated January 23, 2009)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	FDIC Guaranteed	Product Ranking	Moody's Rating	S & P Rating
36966R4Z6	100%	2.000%	FIXED	5.250%	SEMI-ANNUAL	11/15/2021	05/15/2010	$25.67	YES	NO	Senior Unsecured Notes	Aa2	AA+
Redemption Information: Non-Callable.

The debt is not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See "Risk Factors" in Item 1a of our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission).

General Electric Capital Corporation	Offering Dates: November 09, 2009 through Monday, November 16, 2009
Trade Date: November 16, 2009 @12:00 PM ET
Settle Date: November 19, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Banc of America Securities LLC, Incapital LLC, Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated January 23, 2009